UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2016

HCSB FINANCIAL CORPORATION

(Exact Name of Registrant As Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-26995	57-1079444
(Commission File Number)	(I.R.S. Employer Identification No.)

5009 Broad Street, Loris, South Carolina	29569
(Address of Principal Executive Offices)	(Zip Code)

(843) 756-6333

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 23, 2016, HCSB Financial Corporation (the “Company”) filed with the South Carolina Secretary of State Articles of Amendment to the Company’s Articles of Incorporation to authorize a class of 150,000,000 shares of non-voting common stock.

The non-voting common stock will rank pari passu with the Company’s voting common stock with respect to the payment of dividends or distributions. Accordingly, the holders of record of non-voting common stock will be entitled to receive as, when, and if declared by the Board of Directors, dividends in the same per share amount as paid on our voting common stock, and no dividends will be payable on our voting common stock or any other class or series of capital stock ranking with respect to dividends pari passu with our voting common stock unless a dividend identical to that paid on our voting common stock is payable at the same time on the non-voting common stock in an amount per share of non-voting common stock equal to the product of (i) the per share dividend declared and paid in respect of each share of voting common stock and (ii) the number of shares of voting common stock into which such share of non-voting common stock is then convertible (without regard to any limitations on conversion of the non-voting common stock); provided, however, that if a stock dividend is declared on voting common stock payable solely in voting common stock, the holders of non-voting common stock will be entitled to a stock dividend payable solely in shares of non-voting common stock. In the event that the Board of Directors does not declare or pay any dividends with respect to shares of voting common stock, then the holders of non-voting common stock will have no right to receive any dividends. The holders of non-voting common stock will not have any voting rights, except as may otherwise from time to time be required by law.

Holders of the non-voting common stock will be permitted to convert, or upon the written request of the Company will convert, shares of non-voting common stock into shares of the Company’s voting common stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of our voting common stock (or of any class of our voting securities), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of voting securities (which, for the avoidance of doubt, does not include non-voting common stock). In any such conversion, each share of non-voting common stock will convert initially into one share of voting common stock, subject to adjustment as provided in the Articles of Amendment.

Each share of non-voting common stock will automatically convert into one share of voting common stock, without any further action on the part of any holder, subject to adjustment as provided in the terms of the non-voting common stock set forth in the Articles of Amendment, on the date a holder of non-voting common stock transfers any shares of non-voting common stock to a non-affiliate of the holder in a transfer (i) to the Company; (ii) in a widely distributed public offering of voting common stock or non-voting common stock; (iii) that is part of an offering that is not a widely distributed public offering of voting common stock or non-voting common stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive 2% or more of any class of the voting securities of the Company then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of voting common stock or non-voting common stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than 50% of the voting securities of the Company without giving effect to such transfer; or (vi) that is part of a transaction approved by the Federal Reserve. The converted shares of voting common stock would have the same rights and privileges as the shares of the Company’s voting common stock currently issued and outstanding, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Due to the fact that any issuance of additional shares of voting common stock would increase the total number of shares of voting common stock outstanding, as a result of the approval of the authorization of the non-voting common stock, existing holders of voting common stock as a class will experience dilution in their percentage ownership, voting power and earnings per share.

A copy of the Articles of Amendment is filed as Exhibit 3.1 hereto and is incorporated herein by reference. The description of the terms of the Articles of Amendment in this Item 3.03 and Item 5.03 is qualified in its entirety by reference to Exhibit 3.1.

Item 8.01. Other Events.

On August 23, 2016, pursuant to the terms of the Company’s Series A preferred stock and upon the filing of the Articles of Amendment, the Company issued 90,531,557 shares of non-voting common stock to Castle Creek Capital Partners VI, L.P. and certain other institutional investors as a result of the conversion of 905,315.57 shares of issued and outstanding Series A preferred stock. Under the terms of the Company’s Series A preferred stock, each share of Series A preferred stock was automatically convertible into 100 shares of non-voting common stock upon the close of business on the date that the Company filed the Articles of Amendment. The 905,315.57 shares of Series A preferred stock converted into 90,531,557 shares of non-voting common stock represented all of the issued and outstanding shares of Series A preferred stock on such date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

3.1	Articles of Amendment to the Articles of Incorporation of HCSB Financial Corporation to authorize the Non-Voting Common Stock, effective August 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCSB FINANCIAL CORPORATION

Dated: August 24, 2016	By:	/s/ Jan H. Hollar
	Name:	Jan H. Hollar
	Title:	Chief Executive Officer